Exhibit 4.3

Execution Copy

Dated 3 June 2025

LINDE PLC

as Issuer

and

UBS AG

as Swiss Paying Agent

Swiss Agency Agreement

relating to the

CHF 225,000,000 0.6150 per cent. Notes due 2029

(ISIN CH1449583736)

and

CHF 275,000,000 1.0629 per cent. Notes due 2033

(ISIN CH1449583744)

issued under the

EUR 20,000,000,000 Debt Issuance Programme

of Linde plc

Ref:

Linklaters LLP

Table of Contents

Contents		Page

1	Definitions and Interpretation	3

2	Object	3

3	Issuance of Notes	4

4	Payments	4

5	Notices	5

6	Applicable Law and Jurisdiction	6

7	Liability and Indemnity	6

8	Changes in Agents	7

9	Duration	7

Annex – Form of global note		A-1

i

This Swiss Agency Agreement (the “Agency Agreement”), dated 3 June 2025 is made among:

(1)	LINDE PLC, Ten Earlsfort Terrace, Dublin 2, D02 T380, Republic of Ireland (the “Issuer”); and

(2)	UBS AG, Bahnhofstrasse 45, 8001 Zurich, Switzerland (“UBS” or the initial “Swiss Paying Agent”).

Whereas

(A)

The Issuer has agreed to issue (i) CHF 225,000,000 (in words: Swiss francs two hundred twenty-five million) 0.6150 per cent. Notes due 2029 (the “2029 Notes” which term shall include any further notes to be issued from time to time and to be consolidated and form a single Series with the 2029 Notes) and (ii) CHF 275,000,000 (in words: Swiss francs two hundred seventy-five million) 1.0629 per cent. Notes due 2033 (the “2033 Notes” which term shall include any further notes to be issued from time to time and to be consolidated and form a single Series with the 2033 Notes, and together with the 2029 Notes, the “Notes” and each a “Series”).

(B)

The Notes will be issued pursuant to a subscription agreement dated 3 June 2025 and a dealer agreement dated 8 May 2025, and will be subject to the respective terms and conditions of the Notes (the “Terms and Conditions”) to be annexed to the respective permanent global note in the form as set out in the Annex to this Agency Agreement (each a “Swiss Permanent Global Note” and together, the “Swiss Permanent Global Notes”).

(C)

Each Series of Notes and all rights in connection therewith are documented in the form of a Swiss Permanent Global Note which shall be deposited by the Swiss Paying Agent with SIX SIS Ltd or any other intermediary in Switzerland recognised for such purposes by SIX Swiss Exchange Ltd (SIX SIS Ltd or any such other intermediary, the “Intermediary”). Once the Swiss Permanent Global Note is deposited with the Intermediary and entered into the accounts of one or more participants of the Intermediary, the Notes will constitute intermediated securities (Bucheffekten) (“Intermediated Securities”) in accordance with the provisions of the Swiss Federal Intermediated Securities Act (Bucheffektengesetz).

(D)

Neither the Issuer nor the holders of such Notes (each a “Holder” and together, the “Holders”) shall at any time have the right to effect or demand the conversion of a Swiss Permanent Global Note (Schweizer Dauerglobalurkunde) into, or the delivery of, uncertificated securities (Wertrechte) or definitive notes (Einzelurkunden).

No physical delivery of the Notes shall be made unless and until definitive notes (Einzelurkunden) are printed. Notes may only be printed, in whole, but not in part, if the Swiss Paying Agent determines, in its sole discretion, that the printing of the definitive notes (Einzelurkunden) is necessary or useful. Should the Swiss Paying Agent so determine, it shall provide for the printing of definitive notes (Einzelurkunden) without cost to the Holders. Upon delivery of the definitive notes (Einzelurkunden), the respective Swiss Permanent Global Note will immediately be cancelled by or on behalf of the Swiss Paying Agent and the definitive notes (Einzelurkunden) shall be delivered to the Holders against cancellation of the Notes in the Holders’ securities accounts.

(E)

Upon and subject to the terms of this Agency Agreement, the Servicing of the Notes (as defined hereafter) shall be centralised with the Swiss Paying Agent. The Swiss Paying Agent will perform its services from Switzerland.

Now, therefore, the parties hereto agree as follows:

1	Definitions and Interpretation

1.1	Definitions. In this Agency Agreement:

“Additional Paying Agent” means any additional paying agent appointed from time to time in respect of the respective Series of Notes under the respective Terms and Conditions, as the case may be;

“Agents” means the Swiss Paying Agent, any Additional Paying Agent or any of them;

“Payment Event” means each event triggering a payment of interest or redemption in respect of the respective Series of Notes; and

“Swiss Paying Agent” means the initial Swiss Paying Agent and any successor thereof appointed from time to time in respect of the Notes under the Terms and Conditions and this Agency Agreement.

1.2	Capitalised terms used and not otherwise defined herein shall have the meanings ascribed to them in the Terms and Conditions.

2	Object

2.1

The Issuer hereby appoints and authorises UBS AG as Swiss Paying Agent. The Issuer further confirms that the Swiss Paying Agent shall perform the Servicing of the Notes ascribed to it upon the terms of this Agency Agreement and subject to the Terms and Conditions as long as the Notes are outstanding.

UBS hereby accepts its appointment to act as Swiss Paying Agent in relation to the Notes and perform the Servicing of the Notes ascribed to the Swiss Paying Agent upon the terms of this Agency Agreement and subject to the Terms and Conditions in accordance with standard Swiss market practice.

“Servicing” of the Notes comprises:

2.1.1	authenticating or arranging for the authentication of the Swiss Permanent Global Notes and delivering them to the Intermediary upon the respective instruction of the Issuer;

2.1.2	paying, on behalf of the Issuer sums due on the Swiss Permanent Global Notes;

2.1.3

ensuring that, as directed by the Issuer and agreed by the respective Agent where information is required to be provided by the Issuer, all necessary action is taken to comply with any reporting requirements of any competent authority in respect of any relevant currency as may be in force from time to time with respect to the Notes; and

2.1.4	the performance by the Swiss Paying Agent of all other obligations and duties imposed upon it by the Terms and Conditions and this Agency Agreement.

2.2	The Issuer may appoint additional Agents or terminate the appointment of any Agent in accordance with Clause 8.

2.3

The Swiss Paying Agent may appoint a successor Swiss Paying Agent in respect of the Notes at any time, provided that the Swiss Paying Agent notifies the Issuer at least 30 days before such appointment is to take effect and obtains the prior written consent of the Issuer (such consent not to be unreasonably withheld). The terms of this Agency

Agreement shall apply to any successor Swiss Paying Agent with effect from the date of its appointment.

3	Issuance of Notes

3.1

The Issuer shall, as soon as practicable but in any event, not later than on the second Business Day prior to the Issue Date deliver each duly executed Swiss Permanent Global Note to the Swiss Paying Agent for onward delivery to the Intermediary.

3.2	The Swiss Paying Agent upon the respective instruction of the Issuer

3.2.1 shall authenticate or arrange to authenticate each Swiss Permanent Global Note; and

3.2.2 deliver each Swiss Permanent Global Note to the Intermediary.

4	Payments

4.1	Transfer of Funds

4.1.1 The Issuer:

(i)

undertakes to transfer the funds required in respect of each Payment Event, including the Paying Agency Commission referred to in Clause 4.3 below, where applicable, no later than on the relevant due date in freely disposable CHF to the Swiss Paying Agent in accordance with the Terms and Conditions.

(ii)	if such due date does not fall on a Business Day, transfer of such payments shall be effected for value the Business Day immediately following such due date;

(iii)

shall once before the issuance of the Notes inform the Swiss Paying Agent about the name of and the contact person(s) at the bank effecting the transfer of the amounts required for the Servicing of the Notes, and confirm to the Swiss Paying Agent that it has given irrevocable instructions to that bank to effect payment in full prior to or on the respective due date; and

(iv)	further information regarding the transfer of funds may be obtained by the Swiss Paying Agent from the Issuer at the respective address set out in Clause 5 below.

4.1.2 The Swiss Paying Agent

(i)

will, by email or in writing to the Issuer not less than five Business Days prior to each due date, supply the Issuer with any necessary information including reference numbers and the name of a contact person for the receipt of funds;

(ii)	shall promptly forward the funds received to SIX SIS Ltd for distribution to the Holders (except any funds received by the Swiss Paying Agent for its own behalf).

Any funds received by the Swiss Paying Agent for the servicing of the Notes in respect of any Payment Event will be used, with first priority, for payment of any sums then due, without collection costs, to the Holders and, with second priority, applied to any amounts due to the Swiss Paying Agent.

The receipt by the Swiss Paying Agent of the due and punctual payment of the funds in CHF as above provided shall release the Issuer of its payment obligations under the Notes to the extent of such payments.

Any funds held by the Swiss Paying Agent in respect of interest or redemption moneys which are barred pursuant to the statute of limitations as set out in the Terms and Conditions shall be put at the Issuer’s disposal by the Swiss Paying Agent in CHF. The Swiss Paying Agent shall maintain a record of such barred payments and advise the Issuer promptly of their amount and effective date.

4.2	Taxation

All taxes in respect of the Notes are payable in accordance with the Terms and Conditions.

4.3	Paying Agency Commission

On the occasion of each Payment Event, the Issuer undertakes to pay to the Swiss Paying Agent for the Servicing of the Notes a paying agency commission of 0.01 per cent. of the then outstanding aggregate principal amount of the Notes (“Paying Agency Commissions”). Payment of the Paying Agency Commissions in respect of the Notes have been separately agreed between the Issuer and the Swiss Paying Agent.

5	Notices

Any notice or notification in any form to be given under this Agency Agreement shall, be (i) delivered in person or (ii) sent by registered mail letter or email transmission addressed to:

5.1	the Issuer at

Linde plc

Forge, 43 Church Street West

Woking, Surrey, GU21 6HT

United Kingdom

Telephone:   +44 7799 342124

Email:      Lindeplc.treasury@linde.com

Attention:    Treasury

5.2	The Swiss Paying Agent at

UBS AG

Attn. O021– CAIP Mandates & OTC - CH

P.O. Box

8098 Zurich

Switzerland

Email:      paying-agency-services@ubs.com

or such other address as any of the parties may notify to the other party in accordance with the above.

Email transmissions are deemed to be duly given, with retroactive effect to the date of receipt of the email transmission, after receipt of a copy of the message together with a transmission confirmation sent by registered mail letter by the respective addressee(s), if requested.

6	Applicable Law and Jurisdiction

6.1	Applicable Law

This Agency Agreement, as well as all rights and obligations of the parties arising therefrom, shall be exclusively governed by and construed in accordance with German law.

Any non-contractual rights and obligations arising out of or in connection with this Agency Agreement shall also be governed by and construed in accordance with German law.

6.2	Jurisdiction

The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agency Agreement shall be Frankfurt am Main, Federal Republic of Germany.

6.3	Amendment

Any provision of this Agency Agreement, including this Clause 6.3, may be amended or supplemented only if the Issuer and the Agents so agree in writing.

6.4	Counterparts

This Agency Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

6.5	Annex

The Annex to this Agency Agreement forms part of this Agency Agreement.

7	Liability and Indemnity

7.1

The Swiss Paying Agent shall be protected and shall incur no liability for or in respect of any action taken by it in good faith and in accordance with this Agency Agreement and/or the Terms and Conditions, as the case may be, and in reliance on any notice, direction, certificate or other document reasonably believed by the Swiss Paying Agent to be genuine and to have been passed or signed by the Issuer. The Swiss Paying Agent shall be obliged to perform only such duties as are specifically set forth herein and shall not, other than as expressly provided herein, be under any obligation to take any action hereunder which might involve it in any expense or liability, the payment of which is not duly assured to it within a reasonable time prior thereto.

7.2

The Swiss Paying Agent shall indemnify the Issuer against any claim, demand, action, liability, loss or expense (including legal fees and any applicable value added tax) which may incur, as a result or arising out of the gross negligence or wilful default by the Swiss Paying Agent. The indemnification shall continue after the expiry or termination of this Agency Agreement provided that the gross negligence or wilful default by the Swiss Paying Agent occurred before the expiry or termination of this Agency Agreement.

7.3

The Issuer shall indemnify the Swiss Paying Agent against any claim, demand, action, liability, loss or expense (including legal fees and any applicable value added tax) which the Swiss Paying Agent may incur, otherwise than as a result of or arising out of the gross negligence or wilful default by the Swiss Paying Agent. The indemnification shall continue after the expiry or termination of this Agency Agreement. Such Agent as aforesaid undertake to inform the Issuer in writing without undue delay about any asserted claim of legal action threatened or instituted against it in this regard.

8	Changes in Agents

8.1

Resignation/termination of appointment: In the event UBS is to be replaced as Swiss Paying Agent in accordance with § 6(2) of the Terms and Conditions, UBS and the Issuer shall agree in writing on the appointment of an appropriate successor as Swiss Paying Agent.

8.2

Handover obligations: Upon the appointment of an appropriate successor having become effective a departing Agent will transfer to its successor all funds held by it for the purpose of making payments in respect of the Notes. It will also deliver to its successor copies of all relevant records.

8.3

Release: Once a resignation or termination of appointment takes effect, the departing Agent will be released from its obligations under this Agency Agreement but in respect of services rendered by it prior to or in connection with its resignation or termination of appointment it will remain entitled to the benefit of Clause 4.3 and Clause 7.

8.4	Swiss Paying Agent’s office: The Swiss Paying Agent will, at all times, act through its office in Switzerland.

9	Duration

This Agency Agreement has been concluded for an indefinite period of time and is automatically terminated upon satisfaction of all obligations owed under the Terms and Conditions.

Signature Page

to the Swiss Agency Agreement

This Agency Agreement has been entered into on the date stated at the beginning.

LINDE PLC

as Issuer

By	/s/ CJ Cossins
Name: CJ Cossins
Title: UK Permanent Representative

UBS AG

as Swiss Paying Agent

By	/s/ Patrick Schütz		By	/s/ Eric Viridén
	Name:	Patrick Schütz		Name:	Eric Viridén
	Title:	Executive Director		Title:	Associate Director

S-1

Annex – Form of permanent global note

VALOR [●]	Common Code [●]

ISIN [●]

Schweizer Dauerglobalurkunde

ANY UNITED STATES PERSON (AS DEFINED IN THE INTERNAL REVENUE CODE OF THE UNITED STATES OF AMERICA) WHO HOLDS THIS OBLIGATION, DIRECTLY OR INDIRECTLY, WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(J) AND 1287(A) OF THE INTERNAL REVENUE CODE OF THE UNITED STATES OF AMERICA.

Linde plc

Dublin, Republik Irland

CHF [●] [●] % Schuldverschreibungen fällig [●]

Serie Nr. [●]

Tranche Nr. 1

Diese Schweizer Dauerglobalurkunde verbrieft eine Emission von nominal CHF [•] Schuldverschreibungen, fällig [●] (die “Schuldverschreibungen”) der Linde plc (die “Emittentin”). Bezugnahmen in dieser Urkunde auf die “Bedingungen” verstehen sich auf die Bedingungen, die dieser Urkunde beigefügt sind. Die Bedingungen sind Teil dieser Schweizer Dauerglobalurkunde. Die in den Bedingungen definierten Begriffe haben, soweit hierin verwendet, in dieser Schweizer Dauerglobalurkunde die gleiche Bedeutung.

Die Emittentin verpflichtet sich, dem Inhaber dieser Urkunde die auf die durch diese Schweizer Dauerglobalurkunde verbrieften Schuldverschreibungen zahlbaren Beträge gemäß den Bedingungen zu zahlen.

Diese Schweizer Dauerglobalurkunde wird durch die UBS AG (die “Schweizer Zahlstelle”) bei der SIX SIS AG, Baslerstrasse 100, 4600 Olten, Schweiz, oder einer anderen in der Schweiz von der SIX Swiss Exchange AG oder dem Funktionsnachfolger der SIX Swiss Exchange AG anerkannten Verwahrungsstelle (das “SIX SIS” oder jede andere Verwahrungsstelle, die “Verwahrungsstelle”) hinterlegt und ist ausschließlich zur depotmäßigen Verwahrung durch die Verwahrungsstelle oder für Rechnung der Verwahrungsstelle ausgegeben. Jedem Inhaber einer Schuldverschreibung (ein “Gläubiger” und gemeinsam die “Gläubiger”) steht im Umfang seiner Forderung gegen den Emittenten ein sachenrechtlicher Miteigentumsanteil an der Schweizer Dauerglobalurkunde zu, wobei, solange die Schweizer Dauerglobalurkunde bei der Verwahrungsstelle hinterlegt ist, der Miteigentumsanteil sistiert ist, und, solange die Schuldverschreibungen Bucheffekten im Sinne des Schweizer Bucheffektengesetzes sind, die Schuldverschreibungen nur durch Gutschrift der übertragenen Schuldverschreibungen in ein Effektenkonto des Empfängers übertragen werden können.

Das Hauptregister sowie die Effektenkonti der Verwahrungsstelle bestimmen die Anzahl an Schuldverschreibungen, welche durch jeden Teilnehmer der Verwahrungsstelle gehalten wird. In Bezug auf Schuldverschreibungen, welche Bucheffekten darstellen, sind Gläubiger die Personen, die die Schuldverschreibungen in einem auf ihren Namen lautenden Effektenkonto halten, bzw. im Falle von Verwahrungsstellen, die die Schuldverschreibungen in einem auf ihren Namen lautenden Effektenkonto auf eigene Rechnung halten.

Weder die Emittentin noch die Gläubiger haben das Recht, die Umwandlung der Schweizer Dauerglobalurkunde in Wertrechte oder Einzelurkunden, bzw. die Auslieferung von Wertrechten oder Einzelurkunden zu verlangen oder zu veranlassen. Schuldverschreibungen werden nur dann physisch ausgeliefert, wenn sie in Einzelurkunden verbrieft werden. Einzig die Schweizer Zahlstelle hat das Recht, den Druck aller (aber nicht nur eines Teils der) Schuldverschreibungen zu beschließen, wenn dies nach Ermessen der Schweizer Zahlstelle notwendig oder nützlich ist. Beschließt die Schweizer Zahlstelle den Druck und die Auslieferung von Einzelurkunden, entstehen den Gläubigern dadurch keine Kosten. Nach Auslieferung sämtlicher Einzelurkunden wird die Schweizer Dauerglobalurkunde unverzüglich durch die Schweizer Zahlstelle entwertet und die Einzelurkunden den Inhabern, gegen Löschung der Bucheffekten in ihrem Effektenkonto, ausgeliefert.

Diese Schweizer Dauerglobalurkunde unterliegt deutschem Recht.

Diese Schweizer Dauerglobalurkunde ist nur wirksam, wenn sie die eigenhändige Unterschrift einer durch die Emittentin für diesen Zweck ordnungsgemäß bevollmächtigten Person und die Kontrollunterschrift der Schweizer Zahlstelle oder ihres Beauftragten trägt.

Woking, im       2025

Linde plc

Zeichnungsberechtigter

Kontrollunterschrift ohne Obligo, Gewährleistung oder Rückgriff.

UBS AG

Zeichnungsberechtigter	Zeichnungsberechtigter

Die Bedingungen sind als Anlage beizufügen.

VALOR [●]	Common Code [●]

ISIN [●]

Swiss Permanent Global Note

ANY UNITED STATES PERSON (AS DEFINED IN THE INTERNAL REVENUE CODE OF THE UNITED STATES OF AMERICA) WHO HOLDS THIS OBLIGATION, DIRECTLY OR INDIRECTLY, WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(J) AND 1287(A) OF THE INTERNAL REVENUE CODE OF THE UNITED STATES OF AMERICA.

Linde plc

with statutory seat in Dublin, Republic of Ireland

CHF [●] [●] per cent. Notes due [●]

Series No. [●]

Tranche No. 1

This certificate constitutes a Swiss Permanent Global Note with respect to an issue of nominal CHF [●] Notes due [●] (the “Notes”) of Linde plc (the “Issuer”). References herein to the “Conditions” shall be to the Terms and Conditions of the Notes as annexed hereto. The Conditions form part of this Swiss Permanent Global Note. Expressions defined in the Conditions shall bear the same meanings when used in this Swiss Permanent Global Note.

The Issuer agrees to pay to the bearer hereof the amounts payable with respect to the Notes represented by this Swiss Permanent Global Note in accordance with the Conditions.

This Swiss Permanent Global Note shall be deposited by UBS AG (the “Swiss Paying Agent”) with SIX SIS AG, Baslerstrasse 100, 4600 Olten, Switzerland or any other intermediary in Switzerland recognised for such purposes by the SIX Swiss Exchange AG or any successor of SIX Swiss Exchange AG (“SIX SIS” or any other intermediary, the “Intermediary”) and is issued exclusively for the purpose of being held in safe custody by or for the account of the Intermediary. Each holder of a Note (a “Holder” and together, the “Holders”) is entitled to a quotal co-ownership interest in rem (Miteigentumsanteil) in the Swiss Permanent Global Note provided that for so long as the Swiss Permanent Global Note remains deposited with the Intermediary, the co-ownership interest shall be suspended and so long as the Notes are intermediated securities (Bucheffekten) in accordance with the provisions of the Swiss Federal Intermediated Securities Act (Bucheffektengesetz), the Notes may only be transferred by the entry of the transferred Notes in a securities account (Effektenkonto) of the transferee.

The main register (Hauptregister) and the securities accounts of the Intermediary will determine the number of Notes held through each participant of that Intermediary. In respect of Notes held in the form of intermediated securities (Bucheffekten), the Holders will be the persons holding the Notes in a securities account (Effektenkonto) which is in their name, or in case of intermediaries (Verwahrungsstellen), the intermediaries (Verwahrungsstellen) holding the Notes for their own account in a securities account (Effektenkonto) which is in their name.

Neither the Issuer nor the Holders of such Notes shall at any time have the right to effect or demand the conversion of the Swiss Permanent Global Note into, or the delivery of, uncertificated securities (Wertrechte) or definitive notes (Einzelurkunden). No physical delivery of the Notes shall be made unless and until definitive notes (Einzelurkunden) shall have been printed. Notes may only be printed, in whole, but not in part, if the Swiss Paying Agent determines, in its sole discretion, that the printing of the definitive notes (Einzelurkunden) is necessary or useful. Should the Swiss Paying Agent so determine, it shall provide for the printing of definitive notes (Einzelurkunden) without cost to the Holders of such Notes. Upon delivery of all definitive notes (Einzelurkunden), the Swiss Permanent Global Note will immediately be cancelled by the Swiss Paying Agent and the definitive notes (Einzelurkunden) shall be delivered to the Holders of such Notes against cancellation of the intermediated securities (Bucheffekten) in the Holders’ securities accounts (Effektenkonten).

This Swiss Permanent Global Note is governed by, and shall be construed in accordance with, German law.

This Swiss Permanent Global Note shall be valid only if it bears the handwritten signature of a duly authorised representative of the Issuer and if it bears the control signature by or on behalf of the Swiss Paying Agent.

Woking, in June 2025

Linde plc

Authorised Signatory

Control signature without recourse, warranty or liability

UBS AG

Authorised Signatory	Authorised Signatory

The Conditions are to be added by attachment hereafter.

A-4